Exhibit 99(d)

Investment Advisory Agreement

Agreement made as of this 14th day of August, 2006, by and between Ohio National Fund, Inc., a Maryland corporation (hereinafter called the “Fund”) and Ohio National Investments, Inc., an Ohio corporation (hereinafter called the “Adviser”).

Whereas, the Fund and the Adviser wish to enter into an Agreement setting forth the terms upon which the Adviser will perform certain services for the Fund;

Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Adviser

The Fund hereby appoints the Adviser to manage the investment and reinvestment of the assets of the Fund and to perform the other services herein set forth, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms herein set forth. The Adviser hereby accepts such appointment and agrees during such period, to render the services and to assume the obligations herein set forth for the compensation herein provided. Any investment program undertaken by the Adviser pursuant to this Agreement and any other activities undertaken by the Adviser on behalf of the Fund shall at all times be subject to any directives of the Fund’s Board of Directors, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

2. Duties of Adviser

In carrying out its obligations to manage the investment and reinvestment of the assets of the Fund, the Adviser shall:

(a) obtain and evaluate pertinent economic, statistical and financial data and other information relevant to the investment policies of the Fund, affecting the economy generally and individual companies or industries the securities of which are included in the Fund’s investment portfolios or are under consideration for inclusion therein;

(b) regularly furnish to the Board of Directors of the Fund for approval, modification or rejection, recommendations with respect to investment programs consistent with the fundamental policies and related investment policies for each investment portfolio as set forth in the Fund’s currently effective prospectus and Statement of Additional Information;

(c) take such steps as are necessary to implement the investment programs approved by the Fund’s Board of Directors by purchase and sale of securities, including the placing of orders for such purchase and sale; and

(d) regularly report to the Fund’s Board of Directors with respect to implementation of the approved investment programs and the Adviser’s activities in connection with the administration of the Fund.

3. Use of Sub-Advisers

In providing the services and assuming the obligations set forth herein, in connection with any investment portfolio of the Fund, the Adviser may at its expense employ one or more Sub-Advisers, or may enter into such service agreements as the Adviser deems appropriate in connection with the performance of its duties and obligations hereunder. Reference herein to the duties and responsibilities of the Adviser shall include any Sub-Adviser employed by the Adviser to the extent the Adviser shall delegate such duties and responsibilities to any such Sub-Adviser. Any agreement between the Adviser and a Sub-Adviser shall be subject to the approval of the Fund, its Board of Directors, and shareholders of any portfolio affected thereby, as required by the Investment Company Act of 1940, as amended (the “1940 Act”), and any such Sub-Adviser shall at all times be subject to the direction of the

Board of Directors of the Fund or any officer of the Fund acting pursuant to the Board’s authority. Furthermore, the Adviser shall perform ongoing due diligence oversight of any such Sub-Adviser in order to assure continuing quality of performance by said Sub-Adviser. The Adviser also agrees to assist in the collection of materials from any such Sub-Adviser that the Board reasonably requests for purposes of reviewing or approving a sub-advisory agreement under Section 15(c) of the 1940 Act.

4. To be Furnished by the Adviser

In addition to performing the obligations set forth in paragraph 2 hereof, the Adviser shall furnish at its own expense or pay the expenses of the Fund for the following:

(a) office space in the offices of the Adviser or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

(b) necessary executive and other personnel for managing the affairs of the Fund, including personnel to perform clerical, accounting and other office functions (exclusive of those related to and to be performed under contract for custodial, bookkeeping, transfer and dividend disbursing agency services by any bank or other agents selected to perform such services, and exclusive of those related to the Fund’s Chief Compliance Officer and staff); and

(c) all information and services, other than services of counsel, required in connection with the preparation of registration statements, prospectuses and statements of additional information, including amendments and revisions thereto; all annual, semi-annual and periodic reports; and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities.

5. Items Not Required to be Furnished by the Adviser

Nothing in paragraph 4 hereof shall require the Adviser to bear, or to reimburse the Fund for:

(a) any of the costs of printing and mailing the items referred to in subparagraph (c) of paragraph 4;

(b) the costs of preparation, printing and mailing disclosure documents required by regulatory authorities;

(c) compensation of directors of the Fund who are not directors, officers or employees of the Adviser;

(d) compensation of the Fund’s Chief Compliance Officer (who is selected by the Board and whose compensation is set by the Board, including a majority of the Fund’s Board who are not interested persons of the Fund), the salary of any member of the Chief Compliance Officer’s staff, provided such salary expenses are properly allocated between the Fund and other affiliates, and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Investment Company Act Rule 38a-1.

(e) registration, filing and other fees in connection with requirements of regulatory authorities;

(f) the charges and expenses of any custodian appointed by the Fund for custodial services;

(g) charges and expenses of independent accountants retained by the Fund;

(h) charges and expenses of any transfer, bookkeeping and dividend disbursing agent appointed by the Fund;

(i) brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(j) taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

(k) the cost of stock certificates, if any, representing shares of the Fund;

(l) legal fees and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with regulatory authorities; and

(m) expenses of shareholders and directors meetings.

6. Related Services

(a) The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

(b) To better enable it to fulfill its obligations hereunder, the Adviser has entered into a service agreement with The Ohio National Life Insurance Company, to which the Fund is also a party, under which The Ohio National Life Insurance Company has agreed to furnish certain personnel and facilities to the Adviser on a cost reimbursement basis.

(c) The Adviser and any persons performing executive, administrative or trading functions for the Fund, whose services were made available to the Fund by the Adviser, are specifically authorized to allocate brokerage business to firms that provide such services or facilities and to cause the Fund to pay a member of a securities exchange, or any other securities broker, an amount of commission for effecting a securities transaction in excess of the amount another member of an exchange or broker would have charged for effecting that transaction, if the Adviser or such person determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”), provided by such member or broker, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to any accounts as to which the Adviser exercises investment discretion, as that term is defined in Section 3(a)(35) of the 1934 Act.

7. Compensation of Adviser

(a) Each investment portfolio of the Fund shall pay the Adviser, as full compensation for all services rendered and all facilities furnished hereunder, a fee computed separately for each portfolio of the Fund at the annual rates shown on Schedule A hereof or, as to any portfolios added to the Fund after the date first above written, on any additional Schedules hereto, which rates shall be based on the current value of the respective portfolio’s average total net assets.

(b) Fees shall be payable at such intervals, not more frequently than monthly and not less frequently than quarterly, as the Board of Directors of the Fund may from time to time determine and specify in writing to the Adviser. The fees shall be calculated on the basis of the average of all valuations of the net assets of each respective portfolio, made as of the time each business day that the Board of Directors has set for valuing the current net assets of the Fund, during the period for which the fees are paid.

8. Reimbursement of Excess Expenses

If in any calendar quarter the total of all ordinary business expenses applicable to any investment portfolio (excluding the fee payable under paragraph 7 above to the Adviser, taxes, portfolio brokerage commissions and interest) should exceed one percent of the average net assets of such investment portfolio as computed above in paragraph 7, the Adviser shall pay such excess. For the purposes of this paragraph the term “calendar quarter” shall include the portion of any calendar quarter which shall have lapsed at the date of termination of this agreement and the expense limitation shall be that part of 1% proportional to the portion of a full calendar quarter lapsed.

9. Interested Persons of the Fund and the Adviser

It is understood that directors, officers, agents and shareholders of the Fund are or may be interested in the Adviser as directors, officers, shareholders, or otherwise, that directors, officers, agents and shareholders of the Adviser are or may be interested in the Fund as directors, officers, shareholders or otherwise, that the Adviser may be interested in the Fund and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Articles of Incorporation of the Fund and the Adviser, respectively, or by specific provision of applicable law.

10. Liabilities of Adviser

Neither the Adviser nor any of its directors, officers or employees, nor any person performing executive, administrative or trading functions shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its, his or her duties on behalf of the Fund or from reckless disregard by the Adviser or any such person of the Adviser’s duties under this Agreement. Without limiting the generality of the foregoing, neither the Adviser nor any such person shall be deemed to have acted unlawfully or to have breached any duty to the Fund under state or federal law in effect at the date of the enactment of Section 28(e) of the 1934 Act solely by reason of having caused the Fund to pay a member of any securities exchange, or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the commission another member of a securities exchange, or another securities broker or dealer, would have charged for effecting that transaction if the Adviser or such other person determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to any accounts to which the Adviser exercises investment discretion.

11. Duration, Termination and Amendment

(a) This Agreement shall become effective as to any portfolio upon its approval for such portfolio by the Board of Directors of the Fund and the shareholders of the class of capital stock designated for that portfolio. This Agreement will continue in effect for a period more than two years from the date of its effectiveness as to any portfolio only so long as such continuance is specifically approved at least annually either by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the directors of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The Adviser agrees to comply with reasonable requests for information or materials by the Board for purposes of annually reviewing and approving the continuance of the Agreement under Section 15(c) of the 1940 Act. The required shareholder approval of this Agreement or of any continuance of this Agreement shall be effective with respect to a portfolio if a majority of the outstanding voting securities of the class (as defined in Rule 18f-2(h) under the 1940 Act) of capital stock of the portfolio votes to approve the Agreement or its continuance, notwithstanding that this Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of the entire Fund.

(b) If the shareholders of capital stock of any portfolio fail to approve any continuance of this Agreement, the Adviser will continue to act as investment adviser with respect to that portfolio pending the required approval of this Agreement or its continuance, or of a new contract with the Adviser or a different investment adviser or other definitive action; provided, that the compensation received by the Adviser in respect of that portfolio during such period will be no more than the Adviser’s actual costs incurred in furnishing investment advisory and management services to such portfolio or the amount it would have received under this Agreement, whichever is less.

(c) This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or, with respect to any portfolio, by the vote of a majority of the outstanding voting securities of that portfolio on 60 days’ written notice to the Adviser, or by the Adviser, on 90 days’ written notice to the Fund. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

(d) This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each affected portfolio and by the vote of a majority of the directors of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12. Notices and Governing Law

(a) Any notice under the Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party it is agreed that the address of the Fund and that of the Adviser for this purpose shall be One Financial Way, Montgomery, Ohio 45242.

(b) This Agreement shall be governed by the law of Ohio.

In Witness Whereof, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers, in Cincinnati, Ohio, as of the date first above written.

Ohio National Fund, Inc.		Ohio National Investments, Inc.

By	/s/ John Palmer	By	/s/ Christopher A. Carlson
	John Palmer, President		Christopher A. Carlson, President

SCHEDULE A TO INVESTMENT ADVISORY AGREEMENT

Each portfolio of Ohio National Fund, Inc. shall pay fees to Ohio National Investments, Inc. computed at the following rates as provided in Paragraph 7 of the Agreement:

Equity Portfolio

0.79% of first $200 million

0.74% of next $800 million

0.70% over $1 billion

Money Market Portfolio

0.30% of first $100 million

0.25% of next $150 million

0.23% of next $250 million

0.20% of next $500 million

0.15% over $1 billion

Small Cap Growth

0.80% of first $150 million

0.75% of next $150 million

0.70% of next $300 million

0.65% over $600 million

Mid Cap Opportunity Portfolio

0.85% of first $100 million

0.80% of next $100 million

0.75% of next $300 million

0.70% over $500 million

Capital Appreciation Portfolio

0.80% of first $100 million

0.75% of next $300 million

0.65% of next $600 million

0.60% over $1 billion

Aggressive Growth Portfolio

0.80% of first $100 million

0.75% of next $400 million

0.70% over $500 million

S&P 500® Index Portfolio

0.40% of first $100 million

0.35% of next $150 million

0.33% over $250 million

Bristol Portfolio

0.80% of first $100 million

0.70% of next $400 million

0.65% over $500 million

Bond Portfolio

0.60% of first $100 million

0.50% of next $150 million

0.45% of next $250 million

0.40% of next $500 million

0.30% of next $1 billion

0.25% over $2 billion

Omni Portfolio

0.60% of first $100 million

0.50% of next $150 million

0.45% of next $250 million

0.40% of next $500 million

0.30% of next $1 billion

0.25% over $2 billion

International Portfolio

0.85% of first $100 million

0.80% of next $100 million

0.70% over $200 million

Capital Growth Portfolio

0.90% of first $100 million

0.85% of next $100 million

0.80% of next $300 million

0.75% over $500 million

Strategic Value Portfolio

0.75% of first $100 million

0.70% of next $400 million

0.65% over $500 million

International Small-Mid Company Portfolio

1.00% of first $100 million

0.90% of next $100 million

0.85% over $200 million

High Income Bond Portfolio

0.75% of first $75 million

0.70% of next $75 million

0.65% of next $75 million

0.60% over $225 million

Nasdaq-100® Index Portfolio

0.40% of first $100 million

0.35% of next $150 million

0.33% over $250 million

Balanced Portfolio

0.65% of first $200 million

0.60% of next $300 million

0.55% over $500 million

Schedule A (Continued)

Bryton Growth Portfolio

0.85% of first $100 million

0.75% of next $400 million

0.70% over $500 million

Target VIP Portfolio

0.60% of the first $100 million

0.55% of the next $400 million

0.50% over $500 million

Bristol Growth Portfolio 0.80% of first $100 million 0.70% of next $400 million 0.65% over $500 million Risk Managed Balanced Portfolio 0.90% of first $500 million 0.75% over $500 million

Agreed and accepted as of May 1, 2014.

OHIO NATIONAL FUND, INC.	OHIO NATIONAL INVESTMENTS, INC.

/s/ Christopher A. Carlson	/s/ R. Todd Brockman
Christopher A. Carlson, President	R. Todd Brockman, Treasurer

Advisory Fees May 2014